EXHIBIT 1

                              JOINT FILING AGREEMENT

	Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13D to which this Joint Filing Agreement is being filed as an exhibit shall be a joint statement filed on behalf of each of the undersigned.


Date:	July 31, 1998

		              LaSALLE FINANCIAL PARTNERS, LIMITED PARTNERSHIP

			      By:  	LaSALLE CAPITAL MANAGEMENT, INC.
					a General Partner

					By:  	/s/ Richard J. Nelson
						Richard J. Nelson, President


				/s/ Richard J. Nelson
				Richard J. Nelson


				/s/ Peter T. Kross
				Peter T. Kross


				/s/ Florence Nelson
				Florence Nelson